UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2008

RENEWAL FUELS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27592	22-1436279
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1818 North Farwell Avenue, Milwaukee, Wisconsin 53202
(Address of principal executive offices) (Zip Code)

Copies to:
Thomas A. Rose, Esq.
Andrew M. Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 28, 2008, Renewal Fuels, Inc. (the “Company”) entered into a Forbearance Agreement (the “Agreement”) with Montgomery Equity Partners, Ltd. (“Montgomery”) and YA Global Investments, L.P. (“YA”).  Montgomery and YA (collectively, “Lenders”) are holders of secured convertible indebtedness of the Company (the “Indebtedness”) having an aggregate principal balance of approximately $4,249,720, and aggregate accrued unpaid interest of approximately $562,920.23, as of April 21, 2008.

Pursuant to the Agreement, the Company gave formal written notice to the Lenders of events constituting defaults under the notes and other documents evidencing and securing the Indebtedness (the “Loan Documents”), that are continuing, including the Company’s failure to repay a portion of the Indebtedness that had matured.

Pursuant to the Agreement, Lenders agreed to forbear from exercising their rights and remedies under the Loan Documents until September 30, 2008, unless and until there is a new default under the Loan Documents.  In connection with the Forbearance Agreement, the Company agreed (a) to amend the warrant entitling YA to purchase 1,050,000 common shares of the Company, to reduce the exercise price to $.001 per share; (b) to increase the interest rate payable on the Indebtedness to 13% per annum; (c) to allow the Company to prepay the Indebtedness at any time prior to September 30,2008; (d) to extend the maturity of the portion of the debentures due December 28, 2006 (evidencing a portion of the Indebtedness in the aggregate principal amount of $549,720, and being the only portion of the Indebtedness that has or will mature prior to September 30,2008) to September 30, 2008; and (e) for the Company’s cash deposits, to enter into a Deposit Account Control Agreement with a bank that, upon the earlier of a new default under the Loan Documents or September 30, 2008, gives YA exclusive and immediate control over the Company’s cash deposits in such account.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Forbearance Agreement, April 28, 2008, by and among Renewal Fuels, Inc., Montgomery Equity Partners, Ltd. and YA Global Investments, L.P.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENEWAL FUELS, INC.

Dated: May 5, 2008	By:	/s/ Bryan Chance
	Name:	Bryan Chance
	Title:	Chief Executive Officer and Chief Financial Officer